UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2003

                             C&D Technologies, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                 1-9389                      13-3314599
(State or other jurisdiction      (Commission                (I.R.S. Employer
       of incorporation)          File Number)              Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania                   19422
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (215) 619-2700

                                       N/A
         (Former name or former address, if changed since last report)

Introductory Statement

            This Amendment to Registrant's Form 8-K Current Report under Item 2 and Item 7 dated September 25, 2003 (date of earliest event reported), filed with the Securities and Exchange Commission on October 10, 2003, is being filed to add the information set forth in Item 7.

Item 7. Financial Statements and Exhibits.

      (a)   Financial Statements:

            Balance sheet of MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America as of March 31, 2003 and related statements of operations and production line deficit and cash flows for the year ended March 31, 2003.

            Unaudited balance sheets of MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America as of June 30, 2003 and March 31, 2003 and related statements of operations and cash flows for the three month periods ended June 30, 2003 and 2002.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          INDEX TO FINANCIAL STATEMENTS

MSE Storage Battery Production Line of
Matsushita Battery Industrial Corporation of America

                                                                            Page
                                                                            ----

Audited Financial Statements

Independent Auditors' Report ............................................    F-1

Balance Sheet as of March 31, 2003 ......................................    F-2

Statements of Operations and Production Line Deficit for the Year
  Ended March 31, 2003 ..................................................    F-3

Statement of Cash Flows for the Year Ended March 31, 2003 ...............    F-4

Notes to Financial Statements ...........................................    F-5

Unaudited Financial Statements

Balance Sheets as of June 30, 2003 and March 31, 2003 ...................   F-13

Statements of Operations for the Three Month Periods Ended June 30, 2003
  and 2002 ..............................................................   F-14

Statements of Cash Flows for the Three Month Periods Ended June 30, 2003
  and 2002 ..............................................................   F-15

Notes to Unaudited Financial Statements .................................   F-16

                          Independent Auditors' Report

The Board of Directors
Matsushita Battery Industrial Corporation of America:

We have audited the accompanying balance sheet of the MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America as of March 31, 2003, and the related statements of operations and production line deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America as of March 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Atlanta, Georgia
November 22, 2003

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                                  Balance Sheet

                                 March 31, 2003

                    Assets (Note 5)

Current assets:
   Cash and cash equivalents                                       $  1,198,223
   Due from affiliates (note 2)                                      23,631,379
   Inventories - finished goods                                         790,173
   Other current assets                                                  24,868
                                                                   ------------
                             Total current assets                    25,644,643
                                                                   ------------
Property, plant, and equipment:
   Land                                                               1,500,000
   Buildings and improvements                                         1,390,797
                                                                   ------------
                                                                      2,890,797
                                                                   ------------
                                                                   $ 28,535,440
                                                                   ============
        Liabilities and Production Line Deficit

Current liabilities:
   Short-term loans payable to affiliate (note 2)                  $ 29,348,217
   Due to Affiliates (note 2)                                         2,524,876
   Trade accounts payable and accrued expenses                          219,716
   Accrued warranty costs (note 6)                                      351,000
   Accrued restructuring costs (note 5)                                  91,931
                                                                   ------------
                             Total current liabilities               32,535,740
                                                                   ------------
Production line deficit (note1(a))                                   (4,000,300)
Commitments and contingencies (notes 4, 6 and 7)
                                                                   ------------
                                                                   $ 28,535,440
                                                                   ============

See accompanying notes to financial statements.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

              Statements of Operations and Production Line Deficit

                            Year ended March 31, 2003

Net sales (note 2)                                                 $  1,580,850
Cost of goods sold (note 5)                                           9,268,393
                                                                   ------------

              Gross loss                                             (7,687,543)

Selling, general, and administrative expenses                           279,906
Royalty expense (note 2)                                                 34,970
Recovery of warranty expense (note 6)                                  (353,560)
Asset impairment charge and restructuring costs (note 5)              8,121,527
                                                                   ------------

              Operating loss                                        (15,770,386)
                                                                   ------------
Other income (expense):
        Interest expense (note 2)                                      (141,360)
        Exchange loss on foreign currency transactions                   (7,008)
                                                                   ------------

              Total other income (expense)                             (148,368)
                                                                   ------------
              Loss before income taxes                              (15,918,754)

Income tax expense (note 3)                                              63,278
                                                                   ------------
              Net loss                                              (15,982,032)

Production line deficit at beginning of year                        (51,018,268)

Capital contribution (note 1(a))                                     63,000,000
                                                                   ------------

Production line deficit at end of year                             $ (4,000,300)
                                                                   ============

See accompanying notes to financial statements.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                             Statement of Cash Flows

                            Year ended March 31, 2003

Cash flows from operating activities:
    Net loss                                                       $(15,982,032)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
           Depreciation and amortization                              1,508,840
           Inventory write-off                                        7,868,843
           Impairment loss on property, plant, and equipment          7,979,111
           Changes in operating assets and liabilities:
              Due from affiliates                                    (1,587,296)
              Inventories                                            (3,799,849)
              Other current assets                                      938,708
              Due to affiliates                                       1,250,750
              Trade accounts payable and accrued expenses              (748,109)
              Accrued warranty costs                                   (353,560)
              Accrued restructuring costs                                91,931
                                                                   ------------

                 Net cash used in operating activities               (2,832,663)
                                                                   ------------
Cash flows from financing activities:
    Capital contribution                                             63,000,000
    Repayment of short-term loans payable to affiliate, net         (59,200,016)
                                                                   ------------
                 Net cash provided by operating activities            3,799,984
                                                                   ------------
                 Net increase in cash and cash equivalents              967,321

Cash and cash equivalents at beginning of year                          230,902
                                                                   ------------
Cash and cash equivalents at end of year                           $  1,198,223
                                                                   ============

Supplemental disclosure:
   Cash paid for interest                                          $    193,153
   Cash paid for income taxes                                            54,796

See accompanying notes to financial statements.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

(1)   Description of Business and Summary of Significant Accounting Policies

      (a)   Description of Business

            Matsushita Battery Industrial Corporation of America (the Company) was engaged in the production of batteries for consumer and industrial use. The Company was incorporated under the laws of the State of Delaware on July 17, 1991 and was 40% owned by Matsushita Electric Industrial Co., Ltd. (MEI) and 60% owned by Matsushita Battery Industrial Co., Ltd. (MBI), which is a wholly owned subsidiary of MEI. Panasonic Storage Battery Division (SBD), which is one of the Company's divisions, has a wholly owned manufacturing subsidiary in Mexico and manufactures storage batteries for industrial use. Effective March 31, 2003, due to declining market demands and price competition, the Company's board of directors adopted a plan to terminate the operations of SBD (see note 5).

            The majority of the Company's sales are to related parties. The Company is not dependent on a single supplier for its raw materials. All of the Company's carrying value of property, plant, and equipment is located in Mexico.

            As of March 26, 2003, the shareholders of the Company entered into an agreement pursuant to which MEI acquired all of the other shareholders' rights, title, and interest in and to the capital stock of the Company. As of March 31, 2003, MEI entered into a Contribution Agreement pursuant to which all of MEI's rights, title, and interest in and to the capital stock of the Company were contributed to Matsushita Electric Corporation of America (MECA), which in turn became the owner of all of the capital stock of the Company.

      (b)   Basis of Presentation

            The accompanying financial statements present the financial position, results of operations and cash flows of the MSE Storage Battery Production Line of the Company as of and for the year ended March 31, 2003. As the MSE Storage Battery Production Line had never been operated as a separate business entity, the accompanying financial statements include allocations prepared by the Company's management. The entire balances of cash and cash equivalents, property, plant and equipment, and short-term loans payable to affiliate, and certain balances included in inventories, other current assets, due to affiliates, trade accounts payable and accrued expenses in the accompanying balance sheet reflect amounts for SBD since allocation of these balances was not practical.

            The accompanying statement of operations includes the historical revenues and all costs and expenses that are directly attributable to the MSE Storage Battery Production Line and an allocation of indirect expenses that relate to all production lines at SBD. Each indirect cost and expense that relates to all production lines at SBD was allocated between the MSE Storage Battery Production Line and the other production lines based on either revenues, production volume, number of production lines, or headcount. The Company's management believes these allocations are reasonable. However, no assurance can be given that such allocations will be indicative of future results.


                                      F-5                            (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

      (c)   Revenue Recognition

            The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

      (d)   Fair Value of Financial Instruments

            The carrying amount of financial instruments approximates fair value because of the short maturity of these instruments.

      (e)   Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash and cash equivalents.

      (f)   Inventories

            Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out method.

      (g)   Property, Plant, and Equipment

            Property, plant, and equipment are stated at cost and have been adjusted to fair value because of certain impairment charges
            (see note 5). Depreciation on property, plant, and equipment was calculated using the straight-line method over the estimated useful lives of the respective assets. Ordinary repairs and maintenance are charged to operating costs as incurred. Estimated useful lives used by the Company are summarized as follows:


                                                         Useful life
                                                          (in years)
                                                         -----------
                 Building and improvements                   20
                 Machinery and equipment                     7-10
                 Furniture and fixtures                      3-10
                 Vehicles                                     5

      (h)   Income Taxes

            Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.


                                      F-6                            (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

            Federal income tax is included in the consolidated corporate income tax return of the Company for Federal income tax purposes, and income taxes are recorded as if the MSE Storage Battery Production Line were a stand-alone entity.

      (i)   Warranty Costs

            Estimated warranty costs for each product are accrued at the time the product is sold. Estimates for warranty costs are made based on historical warranty claim experience and management estimates of the amount that will eventually be required to settle such obligations.

      (j)   Use of Estimates

            The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

      (k)   Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
            Of

            The Company adopted Statement of Financial Accounting Standards
            (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on April 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      (l)   Costs Associated with Exit Activities

            In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The Company adopted this statement effective January 1, 2003.

      (m)   Recently Issued Accounting Standards

            In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of


                                      F-7                            (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

            the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on April 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial statements.

            In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The Company does not expect the adoption of FIN No. 45 to have a material effect on the Company's financial statements.

            In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF No. 00-21 to have a material effect on the Company's financial statements.

            In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic enterprises, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period ending after December 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. As of March 31, 2003, the Company had no interest in an entity which would qualify as a variable interest entity. As a result, the adoption of this interpretation did not have an impact on the Company's financial statements.

            In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for the Company beginning January 1, 2005. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company has not determined the impact of SFAS No. 150 on its 2004 financial statements.


                                      F-8                            (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

(2)   Related Party Transactions

      For the year ended March 31, 2003, transactions with affiliated companies included in the statement of operations were as follows:

      Net sales:
           MECA                                                 $ 1,520,850
           Panasonic Canada Inc., a subsidiary of MEI                60,000
      Expenses:
           Royalty expense - MBI                                     34,970
           Interest expense - Panasonic Finance, Inc. (PFI)         141,487

      Due from affiliates of $23,631,379 as of March 31, 2003 represents the following:

        Due from MBI                                            $    81,251
        Due from SBD                                             23,550,128
                                                                -----------
                                                                $23,631,379
                                                                ===========

      Amounts due from MBI represent payroll paid by the MSE Storage Battery Production Line on behalf of MBI. Amounts due from SBD represents losses of other production line funded by loans on the financial statements of the MSE Storage Battery Production Line.

      Short-term loans payable to affiliate represent amounts due under a financing agreement with PFI to obtain working capital funds, as needed. The effective interest rate was approximately 1.51% as of March 31, 2003. There are no scheduled repayment terms for such borrowings.

      Due to affiliates of $2,524,876 as of March 31, 2003 represents the following:

        Due to MECA                                             $ 2,222,911
        Due to PFI                                                  100,936
        Due to MBI                                                   59,629
        Due to SBD                                                  141,400
                                                                -----------
                                                                $ 2,524,876
                                                                ===========

      Amounts due to MECA represents payables in connection with inventory returns. Amounts due to PFI represents accrued interest on short-term loans payable. Amounts due to MBI represents trade accounts payable for purchases of parts. Amounts due to SBD primarily represent reimbursement to SBD for payroll for employees paid directly by SBD.


                                      F-9                            (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

      The Company pays a royalty of 2.5% of the sales price of certain batteries to MBI for the use of production technology.

(3)   Income Taxes

      Income tax expense for the year ended March 31, 2003 was $63,278, which represents income taxes paid to Mexican government. Difference from the amounts computed by applying the U.S. Federal income tax rate of 35% to loss before income taxes was as a result of the following:

      Computed "expected" income tax benefit                                $(5,571,564)
      (Increase) reduction in income tax benefit resulting from:
           State and local income taxes, net of Federal income
              tax effect                                                       (639,282)
           Foreign tax                                                           63,278
           Increase in valuation allowance for deferred income tax assets     6,210,846
                                                                            -----------
                                                                            $    63,278
                                                                            ===========

      The tax effects of temporary differences that give rise to deferred income tax assets at March 31, 2003 are presented below.

      Deferred income tax assets:
           Inventory reserve                                                $ 2,990,160
           Accrued expenses not deductible until paid                           178,773
           Property, plant, and equipment - primarily impairment              2,471,704
           Net operating loss carryforwards                                  29,312,535
                                                                            -----------
                    Total gross deferred income tax assets                   34,953,172
           Less valuation allowance                                          34,953,172
                                                                            -----------
                    Net deferred income tax assets                          $        --
                                                                            ===========

      The valuation allowance for deferred income tax assets as of March 31, 2003 was $34,953,172. The net change in the valuation allowance for the year ended March 31, 2003 was an increase of $6,210,846. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A net deferred income tax asset was not recorded at March 31, 2003 due to the uncertainty of being able to realize such amounts in the future.


                                      F-10                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

      As of March 31, 2003, MSE has net operating loss carryforwards for Federal income tax purposes of approximately $77 million which are available to offset future Federal taxable income, if any, through 2023.

(4)   401(k) Plan

      The Company sponsors the Matsushita Battery Industrial Corporation of America 401(k) Savings Plan (the Plan), which covers substantially all employees of the Company and Matsushita-Ultra Tech Battery Corporation of America, an affiliate, who have completed 1,000 hours of service and have attained the age of 21 years as of January 1, April 1, July 1, or October 1 of any plan year.

      The Plan allows employee contributions through payroll deductions of 1% to 15% of eligible compensation. The Company matches 100% of employee contributions for the first 4% of eligible compensation. There were no participants in the 401(k) plan attributable to the MSE Storage Battery Production Line during the year ended March 31, 2003.

(5)   Asset Impairment Charge and Restructuring Costs

      During March 2003, the Company announced restructuring programs whereby the Company closed the SBD operations. Restructuring costs are comprised of long-lived asset impairments of $7,979,111 and severance costs of $142,416. Of this amount, $50,485 was paid during the year ended March 31, 2003.

      The restructuring programs discussed above required an impairment analysis to be performed in accordance with SFAS No. 144. The estimated undiscounted future cash flows generated by SBD's long-lived assets were less than their carrying values. Management estimated fair market value using third-party appraisals and recent sales and leasing transactions. Long-lived asset impairments of $7,979,111 included write-offs of land, building and improvements, machinery and equipment, furniture and fixtures, and vehicles. The Company terminated certain employees in connection with its restructuring programs as of March 31, 2003. The charges for severance and other related exit costs were recorded in accordance with SFAS No. 146, and were comprised of severance fees under the labor law in Mexico and other exit costs at SBD attributable to the MSE Storage Battery Production Line.

      The Company also recorded inventory write-offs of $7,868,843 included in cost of goods sold in the accompanying statement of operations to reduce inventories to fair value.


                                      F-11                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                          Notes to Financial Statements

                                 March 31, 2003

(6)   Warranty Costs

      The Company offers a 5 or 10 year warranty to customers for all products. The Company reimburses customers for costs to repair or replace batteries. The Company did not incur any warranty costs during the year ended March 31, 2003.

      Accrued warranty costs as of March 31, 2002               $   704,560
           Recovery of warranty expense                            (353,560)
                                                                -----------
      Accrued warranty costs as of March 31, 2003               $   351,000
                                                                ===========

(7)   Subsequent Events

      The Company entered into an Asset Purchase Agreement (the Agreement) on August 27, 2003 pursuant to which C&D Technologies, Inc. (C&D) agreed to acquire certain of the assets related to the MSE Storage Battery Production Line of the Company. Certain amounts in the accompanying financial statements such as cash and cash equivalents, due from and due to affiliates, inventories, other current assets and most liabilities are not included in the assets purchased by C&D. The closing of the transaction occurred on September 25, 2003.


                                      F-12                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                                 Balance Sheets

                        June 30, 2003 and March 31, 2003

                                   (unaudited)

                             Assets                           June 30, 2003    March 31, 2003
                                                              -------------    --------------
Current assets:

    Cash and cash equivalents                                 $     442,203         1,198,223
    Due from affiliates (note 2)                                 22,259,182        23,631,379
    Inventories (note 3)                                            964,620           790,173
    Other current assets                                              2,000            24,868
                                                              -------------    --------------

          Total current assets                                   23,668,005        25,644,643
                                                              -------------    --------------
Property, plant, and equipment:
    Land                                                          1,500,000         1,500,000
    Buildings and improvements                                    1,390,797         1,390,797
                                                              -------------    --------------
                                                                  2,890,797         2,890,797

    Less accumulated depreciation and amortization                  (21,731)               --
                                                              -------------    --------------

          Net property, plant, and equipment                      2,869,066         2,890,797
                                                              -------------    --------------

                                                              $  26,537,071        28,535,440
                                                              =============    ==============
            Liabilities and Production Line Deficit

Current liabilities:
    Short-term loans payable to affiliate (note 2)            $  29,051,929        29,348,217
    Due to affiliates (note 2)                                      241,131         2,524,876
    Trade accounts payable and accrued expenses                     505,148           219,716
    Accrued warranty costs (note 5)                                 430,000           351,000
    Accrued restructuring costs (note 4)                             60,369            91,931
                                                              -------------    --------------

          Total current liabilities                              30,288,577        32,535,740
                                                              -------------    --------------
Production line deficit                                          (3,751,506)       (4,000,300)

                                                              -------------    --------------

                                                              $  26,537,071        28,535,440
                                                              =============    ==============

See accompanying notes to unaudited financial statements.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                            Statements of Operations

                Three-month periods ended June 30, 2003 and 2002

                                   (unaudited)

                                                                    June 30, 2003    June 30, 2002
                                                                    -------------    -------------
Net sales (note 2)                                                  $   2,317,258        1,835,017
Cost of goods sold                                                      1,648,223        1,372,754
                                                                    -------------    -------------

              Gross profit                                                669,035          462,263

Selling, general, and administrative expenses                             222,780          209,530
Royalty expense (note 2)                                                   54,958           45,503
Warranty expense (recovery)                                                79,000         (252,975)
                                                                    -------------    -------------

              Operating income                                            312,297          460,205
                                                                    -------------    -------------
Other income (expense):
      Interest expense (note 2)                                           (77,327)        (208,244)
      Exchange gain (loss) on foreign currency transactions                13,824           (8,003)
                                                                    -------------    -------------

              Total other income (expense)                                (63,503)        (216,247)
                                                                    -------------    -------------
              Income before income taxes                                  248,794          243,958

Income tax expense                                                             --               --
                                                                    -------------    -------------

              Net income                                            $     248,794          243,958
                                                                    =============    =============

See accompanying notes to unaudited financial statements.

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                            Statements of Cash Flows

                Three-month periods ended June 30, 2003 and 2002

                                   (unaudited)

                                                                             June 30, 2003    June 30, 2002
                                                                             -------------    -------------
Cash flows from operating activities:
    Net income                                                               $     248,794          243,958
    Adjustments to reconcile net income to net cash used in
       operating activities:
            Depreciation and amortization                                           21,731          377,452
            Changes in operating assets and liabilities:
                Due from affiliates                                              1,372,197       (1,327,863)
                Inventories                                                       (174,447)      (1,230,036)
                Other current assets                                                22,868          (25,524)
                Due to affiliates                                               (2,283,745)        (591,150)
                Trade accounts payable and accrued expenses                        285,432          177,188
                Accrued warranty costs                                              79,000         (252,975)
                Accrued restructuring costs                                        (31,562)              --
                                                                             -------------    -------------

                    Net cash used in operating activities                         (459,732)      (2,628,950)
                                                                             -------------    -------------
Cash flows from financing activities:
    (Repayments) advances under short-term loans payable to affiliate, net        (296,288)       2,675,881
                                                                             -------------    -------------

                    Net cash (used in) provided by financing activities           (296,288)       2,675,881
                                                                             -------------    -------------

                    Net (decrease) increase in cash and cash equivalents          (756,020)          46,931

Cash and cash equivalents at beginning of period                                 1,198,223          230,902
                                                                             -------------    -------------

Cash and cash equivalents at end of period                                   $     442,203          277,833
                                                                             =============    =============

See accompanying notes to unaudited financial statements.


                                      F-15                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                     Notes to Unaudited Financial Statements

                             June 30, 2003 and 2002

                                   (unaudited)

(1)   Description of Business and Summary of Significant Accounting Policies

      (a)   Basis of Presentation

            In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in accordance with generally accepted accounting principles in the United States of America (GAAP) and have been prepared in accordance with GAAP for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited financial statements should be read in conjunction with the audited financial statements included elsewhere in this filing.

      (b)   Basis of Presentation

            The accompanying unaudited financial statements present the financial position of the MSE Storage Battery Production Line of the Company as of June 30, 2003 and March 31, 2003, and results of operations and cash flows for the three month periods ended June 30, 2003 and 2002. As the production line had never been operated as a separate business entity, the accompanying financial statements include allocations prepared by the Company's management. The entire balances of cash and cash equivalents, property, plant and equipment, and short-term loans payable to affiliates, and certain balances included in inventories, other current assets, due to affiliates, trade accounts payable and accrued expenses in the accompanying balance sheets reflect amounts for SBD since allocation of these balances was not practical.

            The accompanying statements of operations include the historical revenues and all costs and expenses that are directly attributable to the MSE Storage Battery Production Line and an allocation of indirect expenses that relate to all production lines at SBD. Each indirect cost and expense that relates to all production lines at SBD was allocated between the MSE Storage Battery Production Line and the other production lines based on either revenues, production volume, number of production lines, or headcount. The Company's management believes these allocations are reasonable. However, no assurance can be given that such allocations will be indicative of future results.


                                      F-16                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                     Notes to Unaudited Financial Statements

                             June 30, 2003 and 2002

                                   (unaudited)

(2)   Related Party Transactions

      For the three-month periods ended June 30, 2003 and 2002, transactions with affiliated companies included in the statements of operations were as follows:

                                                              June 30, 2003   June 30, 2002
                                                              -------------   -------------
      Net sales:
           MECA                                               $   2,312,183       1,835,017
           Panasonic Canada Inc., a subsidiary of MEI                 5,075              --
      Expenses:
           Royalty expense - MBI                                     54,958          45,503
           Interest expense - Panasonic Finance, Inc. (PFI)          77,327         208,244

      Due from affiliates of $22,259,182 and $23,631,379 as of June 30, 2003 and March 31, 2003 represents the following:

                                            June 30, 2003   March 31, 2003
                                            -------------   --------------
        Due from MECA                       $     777,143               --
        Due from MBI                                   --           81,251
        Due from SBD                           21,482,039       23,550,128
                                            -------------   --------------
                                            $  22,259,182       23,631,379
                                            =============   ==============

      Amounts due from MECA represent trade accounts receivable from sales transactions. Amounts due from MBI represent payroll paid by the MSE Storage Battery Production Line on behalf of MBI. Amounts due from SBD represents losses of other production lines funded by loans on the financial statements of the MSE Storage Battery Production Line.

      Short-term loans payable to affiliate represent amounts due under a financing agreement with PFI to obtain working capital funds, as needed. The effective interest rate was approximately 1.47% and 1.51% as of June 30, 2003 and March 31, 2003, respectively. There are no scheduled repayment terms for such borrowings.


                                      F-17                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                     Notes to Unaudited Financial Statements

                             June 30, 2003 and 2002

                                   (unaudited)

      Due to affiliates of $241,141 and $2,524,876 as of June 30, 2003 and March 31, 2003 represents the following:

                                           June 30, 2003   March 31, 2003
                                           -------------   --------------
        Due to MECA                        $          --        2,222,911
        Due to PFI                                35,647          100,936
        Due to MBI                               121,866           59,629
        Due to SBD                                83,618          141,400
                                           -------------   --------------
                                           $     241,131        2,524,876
                                           =============   ==============

      Amounts due to MECA represent payables in connection with inventory returns. Amounts due to PFI represents accrued interest on short-term loans payable to PFI. Amounts due to MBI primarily represent accrued royalty to MBI and reimbursement for payroll for employees paid directly by MBI. Additionally, amounts due to SBD also represents reimbursement to SBD for payroll for employees paid directly by SBD.

      The Company pays a royalty of 2.5% of the sales price of certain batteries to MBI for the use of production technology.

(3)   Inventories

      Inventories as of June 30, 2003 and March 31, 2003 consisted of the following:

                                          June 30, 2003   March 31, 2003
                                          -------------   --------------

        Raw material                      $     123,533               --
        Work-in-process                          36,945               --
        Finished goods                          804,142          790,173
                                          -------------   --------------
                                          $     964,620          790,173
                                          =============   ==============


                                      F-18                           (Continued)

                     MSE STORAGE BATTERY PRODUCTION LINE OF
              MATSUSHITA BATTERY INDUSTRIAL CORPORATION OF AMERICA

                     Notes to Unaudited Financial Statements

                             June 30, 2003 and 2002

                                   (unaudited)

(4)   Restructuring Costs

      The Company terminated certain employees in connection with its restructuring programs during the year ended March 31, 2003 and three months ended June 30, 2003. The payments for severance and other related exit costs, which were comprised of severance fees under the labor law in Mexico and other exit costs attributable to the MSE Storage Battery Production Line, were charged against accrued restructuring costs as follows:

      Accrued restructuring costs at March 31, 2003             $  91,931
           Payments during the period                             (31,562)
                                                                ---------
      Accrued restructuring costs at June 30, 2003              $  60,369
                                                                =========

(5)   Warranty Costs

      The Company offers a 5 or 10 year warranty to customers for all products. The Company reimburses customers for costs to repair or replace batteries. The Company did not incur any warranty costs during the three-month period ended June 30, 2003.

      Accrued warranty costs at March 31, 2003                   $ 351,000
            Warranty expense during the period                      79,000
                                                                 ---------
      Accrued warranty costs at June 30, 2003                    $ 430,000
                                                                 =========

(6)   Subsequent Events

      The Company entered into an Asset Purchase Agreement (the Agreement) on August 27, 2003 pursuant to which C&D Technologies, Inc. (C&D) agreed to acquire certain of the assets related to the MSE Storage Battery Production Line of the Company. Certain amounts in the accompanying financial statements such as cash and cash equivalents, due from and due to affiliates, inventories, other current assets and most liabilities are not included in the assets purchased by C&D. The closing of the transaction occurred on September 25, 2003.

(b)   Pro Forma Financial Information

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
--------------------------------------------------------------------------------

1.    UNAUDITED PRO FORMA FINANCIAL INFORMATION - INTRODUCTION

      The following unaudited pro forma condensed financial statements combine the historical financial information of C&D Technologies, Inc. and subsidiaries ("C&D") and the MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America ("MSE"). All significant intercompany balances and transactions have been eliminated.

      These pro forma statements illustrate the effect of the acquisition of MSE on the financial position and results of operations of C&D. The acquisition of MSE was completed on September 25, 2003. The unaudited pro forma condensed balance sheet as of July 31, 2003 is based upon the unaudited historical balance sheets of C&D as of July 31, 2003 and the unaudited historical balance sheet of MSE as of June 30, 2003 and assumes the acquisition took place on July 31, 2003. The unaudited pro forma statement of income for the year ended January
31, 2003 is based on the audited historical statement of income of C&D for the year ended January 31, 2003 and the audited historical statement of operations of MSE for the year ended March 31, 2003.The statement is presented as though the acquisition occurred on February 1, 2002. The unaudited pro forma statement of income for the six months ended July 31, 2003 is based on the unaudited historical statement of income of C&D for the six months ended July 31, 2003 and the unaudited historical statement of operations of MSE for the three months ended June 30, 2003 which reflects the six months of activity as MSE was substantially idled. The statement is presented as though the acquisition occurred on February 1, 2003. The unaudited pro forma condensed financial statements do not purport to be indicative of the financial position or results of operations of C&D that would have actually occurred had the acquisition been completed on February 1, 2002, or which may occur in the future.

      The acquisition will be accounted for by the purchase method of accounting. Under purchase accounting the tangible and intangible assets and liabilities of MSE are recorded based upon their respective fair values as of the effective time of the acquisition based upon valuations, which are not as yet complete. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma statements based on available information and is subject to change. The actual allocations of purchase price and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein. The pro forma adjustments are described in the accompanying notes and represent C&D's preliminary determination of purchase accounting adjustments based upon available information and certain assumptions that C&D believes are reasonable. The accompanying unaudited pro forma statements should be read in connection with the separate historical financial statements and notes thereto of C&D and MSE. The unaudited pro forma condensed financial statements do not reflect any future benefits associated with integrating MSE with C&D.

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
---------------------------------------------------------------------------

2.    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JULY 31, 2003

                                          C&D             MSE
                                     Technologies,      Storage        Pro Forma
                                       Inc. (j)       Battery (k)     Adjustments                Total
                                     -------------   -------------   -------------           -------------
ASSETS
Current assets:
Cash and cash equivalents            $       6,769   $         442   $        (442) (a)(1)   $       6,769
Accounts receivable, net                    48,593              --              --                  48,593
Due from affiliates                             --          22,259         (22,259) (a)(2)              --
Inventories                                 46,144             965            (903) (a)(3)          46,206
Deferred income taxes                        8,107              --             --                    8,107
Other current assets                           910               2             847  (a)(4)           1,759
                                     -------------   -------------   -------------           -------------
Total current assets                       110,523          23,668         (22,757)                111,434

Property, plant and equipment, net         102,975           2,869           6,990  (a)(5)         112,834
Intangible and other assets, net            36,917              --           4,014  (a)(6)          40,931
Goodwill                                   113,904              --              --                 113,904
                                     -------------   -------------   -------------           -------------
Total assets                         $     364,319   $      26,537   $     (11,753)          $     379,103
                                     =============   =============   =============           =============

                                                                                        (Continued)

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
---------------------------------------------------------------------------

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JULY 31, 2003 (continued)

                                          C&D             MSE
                                      Technologies,      Storage       Pro Forma
                                        Inc. (j)       Battery (k)    Adjustments         Total
                                      -------------   ------------   -------------      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt                          $  22,500    $      --    $  11,984  (b)       $  34,484
Accounts payable                            19,079          505         (505) (a)(7)       19,079
Due to affiliates                               --       29,293      (29,293) (a)(8)           --
Accrued liabilities                         19,075           --           --               19,075
Income taxes                                 1,641           --           --                1,641
Other current liabilities                    6,142          491         (491) (a)(9)        6,142
                                         ---------    ---------    ---------            ---------
Total current liabilities                   68,437       30,289      (18,305)              80,421

Deferred income taxes                       11,513           --           --               11,513
Other liabilities                           15,494           --        2,800  (a)(10)      18,294
Commitments and contingencies
                                         ---------    ---------    ---------            ---------
Total liabilities                           95,444       30,289      (15,505)             110,228

Minority interest                            8,190           --           --                8,190

Stockholders' equity:
Common stock                                   285           --           --                  285
Additional paid-in capital                  69,635           --           --               69,635
Treasury stock                             (41,590)          --           --              (41,590)
Accumulated other comprehensive Income         292           --           --                  292
Retained earnings                          232,063           --           --              232,063
Production Line Deficit                         --       (3,752)       3,752  (c)              --
                                         ---------    ---------    ---------            ---------
Total stockholders' equity                 260,685       (3,752)       3,752              260,685
                                         ---------    ---------    ---------            ---------
Total liabilities and stockholders'
equity                                   $ 364,319    $  26,537    $ (11,753)           $ 379,103
                                         =========    =========    =========            =========

See notes to unaudited pro forma condensed combined financial statements.

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
---------------------------------------------------------------------------

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE FISCAL YEAR ENDED JANUARY 31, 2003

                                                       C&D             MSE
                                                  Technologies,      Storage         Pro Forma
                                                    Inc. (l)       Battery (m)      Adjustments             Total
                                                  -------------   -------------    -------------        -------------
Net sales                                         $     335,745   $       1,581    $          --        $     337,326
Cost of sales                                           257,046           9,268             (839) (d)         265,475
                                                  -------------   -------------    -------------        -------------
Gross profit (loss)                                      78,699          (7,687)             839               71,851

Selling, general and administrative expenses             35,136             280               --               35,416
Royalty expense                                              --              35              386  (e)             421
Research and development expense                          9,509              --               --                9,509
Recovery of warranty expense                                 --            (354)             354  (f)              --
Asset impairment charge and restructuring costs              --           8,122               --  (g)           8,122
                                                  -------------   -------------    -------------        -------------
Operating income (loss)                                  34,054         (15,770)              99               18,383

Interest expense, net                                     3,800             141              170  (h)           4,111

Other expense, net                                        1,457               7               --                1,464
                                                  -------------   -------------    -------------        -------------
Income (loss) before income taxes
   and minority interest                                 28,797         (15,918)             (71)              12,808
Provision for income taxes                                9,414              64           (5,290) (i)           4,188
Minority interest                                            91              --               --                   91
                                                  -------------   -------------    -------------        -------------
Net income (loss)                                 $      19,292   $     (15,982)   $       5,219        $       8,529
                                                  =============   =============    =============        =============

Net income per common share - basic               $        0.75                                         $        0.33

Weighted average shares of common
   stock outstanding                                 25,818,024                                            25,818,024

Net income per common share - diluted             $        0.74                                         $        0.33
Weighted average common shares - diluted             26,025,179                                            26,025,179

See notes to unaudited pro forma condensed combined financial statements.

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
---------------------------------------------------------------------------

4. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JULY 31, 2003

                                                    C&D             MSE
                                               Technologies,      Storage         Pro Forma
                                                 Inc. (j)       Battery (k)      Adjustments              Total
                                               -------------   -------------    -------------         -------------
Net sales                                      $     158,732   $       2,317    $          --         $     161,049
Cost of sales                                        122,662           1,648              313  (n)          124,623
                                               -------------   -------------    -------------         -------------
Gross profit                                          36,070             669             (313)               36,426

Selling, general and administrative expenses          19,694             223               --                19,917
Royalty expense                                           --              55              186  (e)              241
Research and development expense                       4,746              --               --                 4,746
Warranty expense                                          --              79               --                    79
                                               -------------   -------------    -------------         -------------
Operating income (loss)                               11,630             312             (499)               11,443

Interest expense, net                                    748              77               79  (o)              904

Other expense, net                                       582             (14)              --                   568
                                               -------------   -------------    -------------         -------------
Income (loss) before income taxes
   and minority interest                              10,300             249             (578)                9,971
Provision for income taxes                             3,811              --             (122) (i)            3,689
Minority interest                                         87              --               --                    87
                                               -------------   -------------    -------------         -------------
Net income (loss)                              $       6,402   $         249    $        (456)        $       6,195
                                               =============   =============    =============         =============

Net income per common share - basic            $        0.25                                          $        0.24
Weighted average shares of common
   stock outstanding                              25,601,418                                             25,601,418

Net income per common share - diluted          $        0.25                                          $        0.24
Weighted average common shares - diluted          25,707,495                                             25,707,495

See notes to unaudited pro forma condensed combined financial statements.

C&D Technologies, Inc.
Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)
-------------------------------------------------------------------------------

5.    NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

      (a) The estimated purchase price and preliminary adjustments to historical book value of MSE as a result of the acquisition are as follows:

              Purchase price                            $ 11,087
              Acquisition fees and expenses                  897
                                                        --------
              Total purchase price                      $ 11,984*
                                                        ========

      * Certain assets and liabilities were excluded or retained per the Asset Purchase Agreement dated September 25, 2003, (the "Asset Purchase Agreement") The following reconciles MSE's production line deficit to the book value of the net assets acquired:

              Production line deficit                   $ (3,752)
              Cash and cash equivalents (1)                 (442)
              Due from affiliates (2)                    (22,259)
              Inventories (3)                               (903)
              Other current assets (4)                       847
              Property, plant and equipment, net (5)       6,990
              Intangible and other assets, net (6)         4,014
              Accounts payable (7)                           505
              Due to affiliates (8)                       29,293
              Other current liabilities (9)                  491
              Other long-term liabilities (10)            (2,800)
                                                        --------
              Net assets acquired                       $ 11,984
                                                        ========

            (1) Cash and cash equivalents of $442 were not included in the Asset Purchase Agreement.

            (2) Amounts due from affiliates of $22,259 were not included in the Asset Purchase Agreement.

            (3) The Asset Purchase Agreement did not include any finished goods inventory. Only raw materials in the amount of $62 were purchased.

            (4) Of the $2 in other current assets, only miscellaneous production supplies in the amount of $7 were acquired. A receivable of $842 in Mexican value added tax paid to the seller is recoverable from the Mexican Government. Therefore, the pro forma adjustment for other current assets is $847 (-2 +$7 + $842).

            (5) The $6,990 pro forma adjustment represents the increase in the property, plant and equipment to the purchase price including the allocation of the acquisition costs.

            (6) In addition to the purchase of assets, the acquisition included a Technology License Agreement ("License Agreement"). This License Agreement included the payment of an initial royalty in the amount of $3,700 payable in two installments (see note (a)(10) below). The intellectual property is being amortized over 10 years. The intangible and other assets include the estimated fair value of the License Agreement and other assets.

            (7) Accounts payable of $505 were not included in the Asset Purchase Agreement.

            (8) Amounts due to affiliates of $29,293 were not included in the Asset Purchase Agreement.

            (9) Other current liabilities of $491 were not included in the Asset Purchase Agreement.

            (10) The License Agreement included an initial royalty of $3,700 payable in two installments. The first installment of $900 was paid upon closing of the transaction on September 25, 2003. The second installment of $2,800 is due within 10 days after the first anniversary of the closure of the transaction. The liability for the second installment is included as a pro forma adjustment to other long-term liabilities.

      (b) The following reflects the estimated sources and uses of funds for the acquisition assuming the acquisition occurred as of January 1, 2003:

              Sources of funds:
              Revolving loan                            $ 11,984

              Use of funds:
              Cash consideration for MSE                $ 11,087
              Acquisition fees and expenses
                   (capitalized acquisition costs)           897
                                                        --------
                                                        $ 11,984
                                                        ========

      (c) Elimination of MSE's production line deficit.

      (d) MSE's cost of sales included an inventory write-off of $7,869 in the year ended March 31, 2003 to reduce inventories to fair value. This one time operating expense was not eliminated from these pro forma financial statements.

      MSE historically depreciated the historical cost of its property, plant and equipment over lives ranging from three to 20 years. That resulted in annual depreciation expense of $1,509. Upon the consummation of the acquisition by C&D, the fair value of property, plant and equipment acquired is estimated to be approximately $9,859. This amount is being depreciated over C&D's estimate of the remaining economic life of the assets; i.e., 20 years for buildings and 3 to ten years for equipment. Depreciation of the property, plant and equipment at the estimated fair value will result in annual depreciation expense of approximately $670. The estimated pro forma depreciation adjustment is $839 ($1,509 less $670).

      (e) Represents amortization of the estimated fair value of the License Agreement over ten years plus the ongoing royalty in the amount of 2% of sales.

      (f) In the fiscal year ended March 31, 2003, MSE recorded a recovery of warranty expense previously accrued in the amount of $354. The Asset Purchase Agreement did not include any warranty liabilities and, therefore, this recovery was eliminated.

      (g) In the fiscal year ended March 31, 2003, MSE recorded a charge of $8,122 mostly comprised of an impairment write-off of long-lived asset impairments. This one time operating expense was not eliminated from these pro forma financial statements. As part of the acquisition, all long-lived assets were valued at their estimated fair value.

      (h) The transaction was financed by C&D's existing revolving credit facility. This pro forma adjustment reflects additional interest expense incurred by C&D, assuming that the MSE acquisition and associated borrowing occurred on February 1, 2002. The weighted average interest rate for fiscal year 2003 was 2.60%. The interest expense for the acquisition related borrowing would have been $311 per year ($11,984 x 2.60%). Since no other interest bearing debt was acquired as part of the acquisition the pro forma adjustment is $170, which consists of $311 in acquisition related interest less the $141 in interest expense on the MSE financial statements.

      (i) The income tax effects of the pro forma adjustments assume an effective income tax rate of 32.7% for the fiscal year ended January 31, 2003 and 37.0% for the six months ended July 31, 2003.

      (j) Information is from the C&D Technologies, Inc., July 31, 2003 Form
      10-Q.

      (k) Information is from the MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America June 30, 2003 financial statements, which are included in this Form 8-K/A.

      (l) Information is from the C&D Technologies, Inc., January 31, 2003 Form 10-K.

      (m) Information is from the MSE Storage Battery Production Line of Matsushita Battery Industrial Corporation of America March 31, 2003 financial statements, which are included in this Form 8-K/A.

      (n) Depreciation of the property, plant and equipment at the estimated fair value will result in depreciation expense of approximately $335 per six-month period. The estimated pro forma depreciation adjustment is $313 ($335 less MSE depreciation of $22).

      (o) The interest expense for the acquisition related borrowing would have been $156 for the six month period ended July 31, 2003 ($11,984 x 2.60% x 1/2). Since no other interest bearing debt was acquired as part of the acquisition the pro forma adjustment is $79, which consists of $156 in acquisition related interest less the $77 in interest expense on the MSE financial statements.

(c) Exhibit

23.1 Independent Auditors' Consent (filed herewith)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            C&D TECHNOLOGIES, INC.


                                            By: /s/ Stephen E. Markert, Jr.
                                               ---------------------------------
                                                Stephen E. Markert, Jr.,
                                                Vice President - Finance
                                                and Chief Financial Officer

Date: December 9, 2003

                                 Exhibit Index

23.1 Independent Auditors' Consent